Exhibit 99.1

Progyny, Inc. Announces Second Quarter 2021 Results

Reports Record Second Quarter Revenue of $128.7 Million, Reflecting 99% Growth

Achieving Record Sales Momentum – Demand Among Prospective Accounts Returns to Pre-COVID Levels

NEW YORK, August 5, 2021 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three-month period ended June 30, 2021 (“the second quarter of 2021”) as compared to the three-month period ended June 30, 2020 (“the second quarter of 2020” or “the prior year period”).

“Progyny had a solid second quarter, with our strong topline growth and ongoing margin expansion reflecting the resiliency of fertility and our ability to continue to successfully navigate the complexities in this environment,” said David Schlanger, Chief Executive Officer of Progyny.   “The desire for fertility and family building solutions is high, and as employers continue to plan for the future by ensuring that their benefits programs meet the needs and expectations of their targeted workforce, we are seeing strong momentum with both new sales and client renewals.

“The factors that we believe are the most critical to our ongoing growth, as well as our ability to continue to create long-term, sustainable value – which include our industry-leading clinical outcomes, our extraordinarily high member satisfaction rates, and our high client retention rate – are all going extremely well, and we remain confident that all of the macro-forces that have been positively influencing our growth remain intact at this time.”

“Our profitability growth and margin expansion this quarter continue to demonstrate the efficiencies we have realized as we scale the business, as well as the favorable comparisons to the prior year period, which reflected the previously-reported impacts from COVID-19 on our volumes at that time,” said Mark Livingston, Progyny’s Chief Financial Officer.

Second Quarter Highlights:

(unaudited; in thousands, except per share amounts)	2Q 2021	2Q 2020
Revenue	$128,651	$64,605

Gross Profit	$29,621	$11,955
Gross Margin	23.0%	18.5%

Net Income (Loss)	$18,727	$(1,064)

Net Income (Loss) per Diluted Share[1]	$0.19	$(0.01)
Adjusted EBITDA[2]	$18,469	$3,780
Adjusted EBITDA Margin[2]	14.4%	5.9%

1.	Net income (loss) per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options and warrants to purchase common stock, as well as restricted stock units.
2.	Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights

2nd Quarter

Revenue was $128.7 million, a 99% increase as compared to the $64.6 million reported in the second quarter of 2020, primarily as a result of the increase in our number of clients and covered lives.  In addition, revenue in the prior year period was negatively impacted by the previously reported short-term pause in treatments due to COVID-19.

●	Fertility benefit services revenue was $92.3 million, a 99% increase from the $46.3 million reported in the second quarter of 2020.
●	Pharmacy benefit services revenue was $36.4 million, a 98% increase as compared to the $18.3 million reported in the second quarter of 2020.

Gross profit was $29.6 million, an increase of 148% from the $12.0 million reported in the prior year period, primarily due to the higher revenue.  Gross margin was 23.0%, an increase of 450 basis points from the prior year period due to the ongoing favorable impact of previously disclosed contract terms with pharmacy program partners, the net impact of regular contract renewals with our providers, and continued efficiencies in our care management services.  Gross margin in the prior year period was also affected by our decision to keep all care management staff in place, despite the pause in treatments caused by COVID-19 at that time.

Net income was $18.7 million, or $0.19 income per diluted share, an increase of $19.8 million as compared to the net loss of $1.1 million reported in the second quarter of 2020.  The higher net income was primarily due to operating efficiencies realized on our higher revenues throughout the business in the current period.

Adjusted EBITDA was $18.5 million, a nearly 5-fold increase from the $3.8 million reported in the second quarter of 2020.  Adjusted EBITDA margin was 14.4%, an increase of 850 basis points from the 5.9% Adjusted EBITDA margin in the second quarter of 2020.  The increase in both Adjusted EBITDA and Adjusted EBITDA margin reflects the same factors that affected net income.

Please refer to Annex A for a reconciliation of Adjusted EBITDA to net income and the calculation of net income and net income per diluted share.

Cash Flow

Net cash used by operating activities for the second quarter of 2021 was $7.5 million, compared to net cash provided by operating activities of $2.2 million in the prior year period.  Cash flow in the current period was impacted, as expected, by timing items, which include the impact of the previously disclosed revisions in the agreements with our pharmacy program partners, which changed the timing of the payments we receive.  Operating cash flow related to those agreements is expected to normalize in the third quarter.

Balance Sheet and Financial Position

As of June 30, 2021, the company had total working capital of approximately $139.7 million and no debt.  This included cash and cash equivalents and marketable securities of $94.0 million.

Key Metrics

The company had 182 clients as of June 30, 2021, as compared to 134 clients as of June 30, 2020.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
ART Cycles*	7,340	3,434	13,898	7,877
Utilization – All Members**	0.54%	0.35%	0.83%	0.66%
Utilization – Female Only**	0.47%	0.32%	0.70%	0.58%
Average Members	2,795,000	2,137,000	2,735,000	2,099,000

*   Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.

** Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook

“At this point in our selling season, we are ahead of where we expected to be due, in part, to a higher level of commitments from our “not now” sales prospects than what we have seen in prior years,” said Pete Anevski, Progyny’s President and Chief Operating Officer.  “Based on our remaining pipeline, we expect our sales momentum to return to our historic pace of sequential annual increases in new accounts and new covered lives, with the relevant comparison for this year being the 2019 season.

“We are a utilization model and any external factors having an effect on people’s behavior can have an impact on our volumes.  As we entered the third quarter, we saw unusual patterns in appointment scheduling, which indicates that July and August utilization could be somewhat lower than expected.  While we believe this is a short-term anomaly, and are already seeing indications that member activity is returning to levels that are closer to what we would expect, we are adjusting our expectations slightly for the second half of the year, which will impact our third quarter and full year guidance.”

The company is providing the following financial guidance for both the three-month period ending September 30, 2021 (the “third quarter”) and the year ended December 31, 2021.

●	Third Quarter of 2021 Outlook:
o	Revenue is projected to be $121.0 million to $130.0 million, reflecting growth of 22% to 31%

o	Net income is projected to be $3.1 million to $6.7 million, or $0.03 to $0.07 per diluted share, on the basis of approximately 101 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $14.0 million to $16.5 million

●	Full Year 2021 Outlook:
o	Revenue is expected to be $510.0 million to $530.0 million, reflecting growth of 48% to 54%
o	Net income is projected to be $43.2 million to $50.4 million, or $0.43 to $0.50 per diluted share, on the basis of approximately 101 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $67.5 million to $72.5 million

“The growth in our business is driven by a combination of factors, including our ability to attract new clients, our high rate of client retention, and upsells within the existing base,” continued Mr. Schlanger.  “With the sales commitments we have received to date for new launches in January 2022, as well as our expectations of what we currently believe we can close from the active sales pipeline over the remainder of the season and the meaningful level of renewal activity and upsells we’ve already seen, we believe that we can continue to achieve a comparable rate of revenue growth in 2022 as to what we expect to achieve in 2021.”

1.	Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484.  Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID.  A replay of the call will be available until August 12, 2021 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements regarding our positioning to successfully manage the ongoing impact of COVID-19, including variants, and the associated economic uncertainty on our business, the timing of client decisions, our financial outlook for the third quarter and full year 2021, including our expected utilization rates, our ability to retain existing clients and acquire new clients, and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information, including our topline growth and margin expansion.  The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to the ongoing impact of the COVID-

19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy, such as conditions resulting from outbreaks of contagious diseases, including COVID-19 and variants; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin.

Adjusted EBITDA and Adjusted EBITDA margin are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA margin, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including other income and interest income, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us; and (6) it does not include legal fees associated with a vendor arbitration. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income from continuing operations and other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other income; interest income, net; provision for income taxes; and legal fees associated with a vendor arbitration. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.  Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:

James Hart

investors@progyny.com

Media:

Selena Yang

media@progyny.com

PROGYNY, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$48,747	$70,305
Marketable Securities	45,221	38,994
Accounts receivable, net of $14,105 and $9,502 of allowance at June 30, 2021 and December 31, 2020, respectively	140,767	75,664
Prepaid expenses and other current assets	3,756	5,259
Total current assets	238,491	190,222
Property and equipment, net	3,931	3,400
Operating lease right-of-use assets	8,241	8,668
Goodwill	11,880	11,880
Intangible assets, net	848	1,213
Deferred tax assets	48,148	37,971
Other noncurrent assets	536	573
Total assets	$312,075	$253,927
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,678	$43,514
Accrued expenses and other current liabilities	44,107	34,272
Total current liabilities	98,785	77,786
Operating lease noncurrent liabilities	7,873	8,318
Other noncurrent liabilities	876	876
Total liabilities	107,534	86,980
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at June 30, 2021 and December 31, 2020; 89,360,084 and 87,054,329 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	9	9
Additional paid-in capital	240,111	236,139
Treasury stock, at cost, $0.0001 par value; 615,980 shares at June 30, 2021 and December 31, 2020	(1,009)	(1,009)
Accumulated deficit	(34,300)	(68,193)
Accumulated other comprehensive income (loss)	(270)	1
Total stockholders’ equity	204,541	166,947
Total liabilities and stockholders’ equity	$312,075	$253,927

PROGYNY, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$128,651	$64,605	$250,784	$145,629
Cost of services	99,030	52,650	192,256	117,072
Gross profit	29,621	11,955	58,528	28,557
Operating expenses:
Sales and marketing	4,028	3,608	8,042	6,875
General and administrative	13,937	9,419	27,023	19,323
Total operating expenses	17,965	13,027	35,065	26,198
Income (loss) from operations	11,656	(1,072)	23,463	2,359
Other income:
Other income	12	3	19	167
Interest income, net	252	5	234	155
Total other income, net	264	8	253	322
Income (loss) before income taxes	11,920	(1,064)	23,716	2,681
Benefit (provision) for income taxes	6,807	—	10,177	(116)
Net income (loss)	$18,727	$(1,064)	$33,893	$2,565
Net income (loss) per share:
Basic	$0.21	$(0.01)	$0.39	$0.03
Diluted	$0.19	$(0.01)	$0.34	$0.03
Weighted-average shares used in computing net income (loss) per share:
Basic	88,165,158	85,281,151	87,783,894	84,909,692
Diluted	99,808,085	85,281,151	99,977,518	98,887,190

PROGYNY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2021	2020
OPERATING ACTIVITIES
Net income	$33,893	$2,565
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	(10,177)	116
Non-cash interest expense	38	37
Depreciation and amortization	718	980
Stock-based compensation expense	11,551	5,590
Bad debt expense	4,805	2,149
Changes in operating assets and liabilities:
Accounts receivable	(69,908)	(20,400)
Prepaid expenses and current other assets	1,491	1,670
Accounts payable	11,091	12,833
Accrued expenses and other current liabilities	9,537	8,470
Other noncurrent assets and liabilities	20	327
Net cash (used in) provided by operating activities	(6,941)	14,337

INVESTING ACTIVITIES
Purchase of property and equipment, net	(799)	(791)
Purchase of marketable securities	(83,481)	(41,979)
Sale of marketable securities	76,984	—
Net cash (used in) investing activities	(7,296)	(42,770)

FINANCING ACTIVITIES
Payment of initial public offering costs	—	(791)
Proceeds from exercise of stock options	1,191	1,429
Payment of employee taxes related to equity awards	(9,291)	(4,096)
Proceeds from contributions to employee stock purchase plan	779	901
Net cash (used in) financing activities	(7,321)	(2,557)
Net (decrease) in cash and cash equivalents	(21,558)	(30,990)
Cash and cash equivalents, beginning of period	70,305	80,382
Cash and cash equivalents, end of period	$48,747	$49,392

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$98	$89

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net income (loss)	$18,727	$(1,064)	$33,893	$2,565
Add:
Depreciation and amortization	296	460	718	980
Stock‑based compensation expense	6,517	3,541	11,551	5,590
Other income	(12)	(3)	(19)	(167)
Interest (income), net	(252)	(5)	(234)	(155)
(Benefit) provision for income taxes	(6,807)	—	(10,177)	116
Legal fees associated with a vendor arbitration(a)	—	851	—	1,544
Adjusted EBITDA	$18,469	$3,780	$35,732	$10,473

Revenue	$128,651	$64,605

Incremental revenue vs. 2020	64,046

Incremental Adjusted EBITDA vs. 2020	14,689

Incremental Adj. EBITDA margin on incremental revenue	22.9%

(a)

We engaged in other activities and transactions that can impact our net income. In recent periods, these other items included, but were not limited to, legal fees related to an arbitration resulting from our termination of an agreement with a specialty pharmacy vendor and its settlement in the fourth quarter of 2020.

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending September 30, 2021 and Year Ending December 31, 2021

	Three Months Ending September 30, 2021		Year Ending December 31, 2021
(in thousands)	Low	High	Low	High

Revenue	$121,000	$130,000	$510,000	$530,000
Net Income	$3,100	$6,700	$43,200	$50,400
Add:
Depreciation and amortization	400	300	1,600	1,400
Stock-based compensation	7,500	7,000	26,000	25,000
Interest income, net	—	—	(300)	(300)
Provision (benefit) for income taxes	3,000	2,500	(3,000)	(4,000)
Adjusted EBITDA*	$14,000	$16,500	$67,500	$72,500

*	All of the numbers in the table above reflect our future outlook as of the date hereof. Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.